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As filed with the U.S. Securities and Exchange Commission on September 20, 2019

Registration No. 333-233717

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VAXART, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	59-1212264 (I.R.S. Employer Identification No.)

290 Utah Ave
Suite 200
South San Francisco, California 94080
(650) 550-3500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Wouter W. Latour M.D.
President and Chief Executive Officer
290 Utah Ave
Suite 200
South San Francisco, California 94080
(650) 550-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John T. McKenna Josh Seidenfeld Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Gary Emmanuel Heidi Steele McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173 (212) 547-5400

Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date of this registration statement.

             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:    ☒

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering:    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

             If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Common stock, par value $0.10 per share	$11,500,000(2)

Pre-funded warrants to purchase shares of common stock and common stock issuable upon exercise thereof	$10,000,000(3)

Common warrants to purchase shares of common stock and common stock issuable upon exercise thereof	$11,500,000(2)

Representative warrants to purchase shares of common stock and common stock issuable upon exercise thereof	$1,006,250(4)

Total	$34,006,250(5)	$4,122

(1)
Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. The registrant paid $1,394 with the initial filing of this registration statement.

(2)
Includes securities that the underwriters have the option to purchase.

(3)
The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the common stock issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $11,500,000.

(4)
Represents warrants issuable to the underwriters or their designees (the "representative warrants") to purchase a number of shares of common stock equal to 7% of the number of shares of common stock and pre-funded warrants being offered at an exercise price equal to 125% of the public offering price. Resales of the representative warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. See "Underwriting."

(5)
Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2019

15,625,000 Shares of Common Stock

Pre-Funded Warrants to Purchase Shares of Common Stock

Common Warrants to Purchase 15,625,000 Shares of Common Stock

          We are offering up to 15,625,000 shares of our common stock and common warrants to purchase an aggregate of 15,625,000 shares of our common stock (and the shares of common stock that are issuable from time to time upon exercise of the common warrants). We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser's beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock and will be accompanied by a common warrant to purchase one share of common stock. The purchase price of each pre-funded warrant will be equal to the price at which a share of common stock is sold to the public in this offering, minus $0.10, and the exercise price of each pre-funded warrant will be $0.10 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of the common warrants and any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Therefore the number of common warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and pre-funded warrants sold. The common warrants will be exercisable immediately and will expire five years from the date of issuance. The shares of common stock and pre-funded warrants, and the accompanying common warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. Our common stock is listed on the Nasdaq Capital Market under the symbol "VXRT." On September 18, 2019, the last reported sale price of our common stock was $0.64 per share. The actual public offering price per share of common stock and any pre-funded warrant will be determined between us and the underwriters at the time of pricing, and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price. There is no established public trading market for the pre-funded warrants and the common warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants and the common warrants on any national securities exchange or other nationally recognized trading system.

          Investing in our securities involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 11 of this prospectus before investing.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre-Funded Warrant	Per Common Warrant	Total
Public offering price	$	$	$	$
Underwriting discounts and commissions(1)	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

(1)
In addition, we have agreed to issue to the underwriters or their designees warrants to purchase a number of shares of common stock equal to 7.0% of the shares of common stock and pre-funded warrants sold in this offering. See "Underwriting" for additional information and a description of the compensation payable to the underwriters.

          We have granted the underwriters the right to purchase up to 2,343,750 additional shares of our common stock and/or common warrants to purchase up to an aggregate of an additional 2,343,750 shares of common stock, in each case at the public offering price, less underwriting discounts and commissions. The underwriters can exercise this right at any time within 30 days from the date of this prospectus. If the underwriters exercise their option to purchase additional shares and/or common warrants in full, the total underwriting discounts and commissions payable by us will be $            and the total proceeds to us from this offering, before expenses, will be $            , excluding the proceeds, if any, from the exercise of the pre-funded warrants and common warrants.

          We anticipate that delivery of the common stock, any pre-funded warrants and accompanying common warrants will be made on or about                    , 2019.

Sole Book-Running Manager

H.C. Wainwright & Co.

Manager

Arcadia Securities

The date of this prospectus is                        , 2019.

        We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of common stock or pre-funded warrants and accompanying common warrants.

        Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

i

 PROSPECTUS SUMMARY

        This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information contained in or incorporated by reference in this prospectus, including the information contained under the heading "Risk Factors" beginning on page 11 of this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

        Throughout this prospectus, the terms "we," "us," "our," and "our company" refer to Vaxart, Inc.

Overview

        We are a clinical-stage biotechnology company focused on the development of oral recombinant vaccines based on our proprietary oral vaccine platform. Our oral vaccines are designed to generate broad and durable immune responses that protect against a wide range of infectious diseases and may be useful for the treatment of chronic viral infections and cancer. Our vaccines are administered using a convenient room temperature-stable tablet, rather than by injection.

        We are developing prophylactic vaccine candidates that target a range of infectious diseases. These include norovirus, a widespread cause of acute gastro-intestinal enteritis, for which two Phase 1 human studies have been completed and a third, the Phase 1b bivalent study, is close to completion; seasonal influenza, for which our vaccine protected patients in a recent Phase 2 challenge study; and respiratory syncytial virus, or RSV, a common cause of respiratory tract infections. In addition, we are developing our first therapeutic immune-oncology vaccine targeting cervical cancer and dysplasia caused by human papillomavirus, or HPV.

        Vaccines have been essential in eradicating or significantly reducing multiple devastating infectious diseases, including polio, smallpox, mumps, measles, diphtheria, hepatitis B, influenza, human papillomavirus and several others. According a recent MarketsandMarkets research report "Vaccines Market—Global Forecast to 2023", the global market for vaccines is expected to reach $50.42 billion by 2023 from $36.45 billion in 2018, at a compound annual growth rate of 6.7%.

        We believe our oral tablet vaccine candidates offer several important advantages:

  •
  First, they are designed to generate broad and durable immune responses, including systemic, mucosal and T cell responses, which may enhance protection against certain infectious diseases, such as influenza, norovirus and RSV, and may have potential clinical benefit for certain cancers and chronic viral infections, such as those caused by HPV.

  •
  Second, our tablet vaccine candidates are designed to provide a more efficient and convenient method of administration, enhance patient acceptance and reduce distribution bottlenecks, which we believe will improve the effectiveness of vaccination campaigns. For example, according to the U.S. Centers for Disease Control and Prevention, or CDC, in the 2017/2018 seasonal influenza season, only approximately 42% of the U.S. population was vaccinated against influenza, with particularly low vaccination rates among adults between ages 18 and 49.

  •
  Finally, we believe that utilizing our recombinant methods and production process will allow us to manufacture vaccines at scale more efficiently and within shorter time frames than conventional vaccines manufactured using traditional methods.

Our Product Pipeline

        The following table outlines the status of our oral vaccine development programs:

        We are developing the following tablet vaccine candidates, which are all based on our proprietary platform:

  •
  Norovirus Vaccine.  We are developing an oral tablet vaccine for norovirus, a leading cause of acute gastroenteritis in the United States and Europe. Because norovirus infects the small intestine, we believe that our vaccine, which is designed to produce mucosal antibodies locally in the intestine, in addition to systemic antibodies in the blood, will better protect against norovirus infection than an injectable vaccine.

  Norovirus is the leading cause of vomiting and diarrhea from acute gastroenteritis among people of all ages in the United States. Each year, on average, norovirus causes 19 to 21 million cases of acute gastroenteritis and contributes to 56,000 to 71,000 hospitalizations and 570 to 800 deaths, mostly among young children and older adults. Typical symptoms include dehydration, vomiting, diarrhea with abdominal cramps, and nausea. In a study conducted by Pittsburg School of Medicine in 2012, the total economic burden of norovirus in the United States was estimated at $5.5 billion. In a more recent study by CDC and Johns Hopkins University, the global economic impact of norovirus disease was estimated at $60 billion, $34 billion of which occurred in high income countries including the United States, Europe and Japan. Virtually all norovirus disease is caused by norovirus GI and GII genotypes, and we are developing a bivalent vaccine designed to protect against both. We anticipate the vaccine will be an annual, one-time administration ahead of the winter season when norovirus incidence is at its peak, similar to the influenza season.

  Clinical Trial Update.    We have completed two Phase 1 clinical trials with our monovalent oral tablet vaccine for the GI.1 norovirus strain. The vaccine was well-tolerated and generated broad systemic and mucosal immune responses. In the clinical Phase 1b dose optimization study in healthy adults in which we evaluated four different dosing regimens, all vaccine recipients (100%) in the high dose group responded as measured by a significant increase in norovirus-specific B cells (antibody secreting cells, or ASC) of both IgA and IgG subtypes. Ninety percent of subjects responded after the first dose, as measured by IgA ASC. In the same group, there was at least a two-fold increase of norovirus-specific antibody titers in serum in more than 90% of recipients.

    The bivalent norovirus Phase 1 study, designed to assess safety and immunogenicity of our norovirus GI.1 and GII.4 vaccines administered concurrently, is nearing completion and we expect to announce topline results in the coming weeks.

    Following a review of the development strategy for norovirus, Vaxart has deprioritized the monovalent GI.1 challenge study. Instead, we are preparing to initiate a Phase 2 safety and dose confirmation study with our bivalent norovirus vaccine in 2020 in subjects age 18 to 64. The study may be expanded to include subjects age 65 and over. This would be followed by a Phase 3 efficacy study in subjects age 18 and over, assuming FDA concurrence.

  •
  Seasonal Influenza Vaccine.  Influenza is a major cause of morbidity and mortality in the U.S. and worldwide and, according to the CDC, only 42% of eligible U.S. citizens were vaccinated in 2017/2018, with particularly low vaccination rates among adults between ages 18 and 49. We believe our oral tablet vaccine has the potential to improve the protective efficacy of currently available influenza vaccines and increase flu vaccination rates.

  Influenza is one of the most common global infectious diseases, causing mild to life-threatening illness and even death. An estimated 350 million cases of seasonal influenza occur annually worldwide, of which three to five million cases are considered severe, causing 290,000 to 650,000 deaths per year globally. During the flu season of 2017 - 2018, there were 79,400 flu-related deaths in the U.S. alone, according to the CDC. Very young children and the elderly are at the greatest risk. In the United States, between 5% and 20% of the population contracts influenza, 226,000 people are hospitalized with complications of influenza, and between 3,000 and 49,000 people die from influenza and its complications each year, with up to 90% of the influenza-related deaths occurring in adults older than 65. The total economic burden of seasonal influenza has been estimated to be $87.1 billion, including medical costs which average $10.4 billion annually, while lost earnings due to illness and loss of life amount to $16.3 billion annually.

  We believe our tablet vaccine candidate has the potential to address many of the limitations of current injectable egg-based influenza vaccines, because: our tablet vaccine candidates are designed to create broad and durable immune responses, which may provide more effective immunity and protect against additional strain variants; our vaccine is delivered as a room temperature-stable tablet, which should provide a more convenient method of administration to enhance patient acceptance, and should simplify distribution and administration; and, by using recombinant methods, we believe our tablet vaccine may be manufactured more rapidly than vaccines manufactured using egg-based methods, and should eliminate the risk of allergic reactions to egg protein.

  Clinical Trial Update.    In September 2018, we completed a $15.7 million contract with the U.S. Government through the Department of Health and Human Services, Office of Biomedical Advanced Research and Development Authority, or HHS BARDA, under which a Phase 2 challenge study of our H1N1 flu vaccine candidate was conducted. Previously, we had announced that, in healthy volunteers immunized and then experimentally infected with H1 influenza, our H1 influenza oral tablet vaccine reduced clinical disease by 39% relative to placebo, a result that was superior to that of Fluzone, the market-leading injectable quadrivalent influenza vaccine, which reduced clinical disease by only 27%. Our tablet vaccine also showed a favorable safety profile, indistinguishable from placebo. On October 4, 2018, we presented data from the study demonstrating that our vaccine elicited a significant expansion of mucosal homing receptor plasmablasts to approximately 60% of all activated B cells, while Fluzone only maintained baseline levels of 20%. We believe plasmablasts are a key indicator of a protective mucosal immune response and a unique feature of our vaccines. This data also provided evidence that our vaccines protect through mucosal immunity, the first line of defense against mucosal infections such as flu, norovirus, RSV and others, a potential key advantage over injectable vaccines for these indications.

    At this time, we aim to finance development and commercialization of our seasonal quadrivalent influenza oral tablet vaccine through third-party collaboration and licensing arrangements, and/or non-dilutive funding. In the future, we may also consider equity offerings and/or debt financings to fund the program.

    In addition to our conventional seasonal flu vaccine, we entered into a research collaboration agreement with Janssen Vaccines & Prevention B.V., or Janssen, to evaluate our proprietary oral vaccine platform for the Janssen universal influenza vaccine program. Under the agreement, we will produce an oral vaccine containing certain proprietary antigens from Janssen and test the product in a preclinical challenge model, with results expected in the first half of 2020. Janssen will fund the project pursuant to the agreement. Upon completion of the study, Janssen will have an option to negotiate an exclusive worldwide license to our technology encompassing the Janssen antigens.

  •
  HPV Therapeutic Vaccine.  Our first therapeutic oral vaccine candidate targets HPV-16 and HPV-18, the two strains responsible for 70% of cervical cancers and precancerous cervical dysplasia.

  Cervical cancer is the fourth most common cancer in women worldwide and in the United States with about 13,000 new cases diagnosed annually in the United States according to the National Cervical Cancer Coalition.

  We have tested our HPV-16 vaccine candidate in two different HPV-16 solid tumor models in mice. The vaccine elicited T cell responses and promoted migration of the activated T cells into the tumors, leading to tumor cell killing. Mice that received our HPV-16 vaccine showed a significant reduction in volume of their established tumors.

  In October 2018, we filed a pre-IND meeting request for our HPV therapeutic vaccines, VXA-HPV16.1 and VXA-HPV18.1, with the FDA, and we subsequently submitted a pre-IND briefing package. We received feedback from the FDA in January 2019 providing guidance for the IND we plan to submit. Based on this feedback, we expect to be able to file an IND for this product candidate in the course of 2020.

  •
  RSV Vaccine.  RSV is a major respiratory pathogen with a significant burden of disease in the very young and in the elderly.

  Based on the positive results of our cotton rat study, we believe our proprietary oral vaccine platform is the optimal vaccine delivery system for RSV, offering significant advantages over injectable vaccines. We aim to develop a tablet RSV vaccine by licensing one or more RSV protein antigens that have demonstrated protection against RSV infection in clinical studies, or by partnering with a third party with RSV antigens that can be delivered with our platform.

Additional Objectives

  •
  Develop Other Tablet Vaccine Candidates Based On Our Proprietary Platform.  Our technology platform employs a modular approach using the Ad5 vector-adjuvant construct with disease-specific antigens and can be used to create new tablet vaccine candidates for a wide range of infectious diseases. We may consider exploring additional infectious diseases including RSV, Chikungunya, Hepatitis B and Herpes Simplex Virus 2, or HSV-2. In addition, we intend to leverage our vaccine formulation expertise to develop oral formulations suitable for pediatric populations.

  •
  Further Strengthen Our Intellectual Property Portfolio.  Patents with composition of matter and method claims covering our platform technology have been granted in the United States, the major European markets, Japan and several other jurisdictions. We intend to continue to strengthen our patent portfolio by filing and prosecuting current and future patent applications in the United States and international jurisdictions. In addition, we have established in-house formulation and tableting capabilities which we believe will allow us to further improve and optimize our proprietary techniques and know-how.

  •
  Maximize the Commercial Value of Our Tablet Vaccine Candidates.  We believe that we own worldwide rights for the research, development, manufacturing, marketing and commercialization of our tablet vaccine candidates. As we further develop our product candidates, we may seek partners to maximize the commercial opportunity of such tablet vaccine candidates.

Anti-Virals

  •
  Through our merger with Aviragen Therapeutics, Inc. we acquired two royalty earning products, Relenza and Inavir. We also acquired three Phase 2 clinical stage antiviral compounds, which we have discontinued.

  •
  Relenza and Inavir are antivirals for the treatment of influenza that are marketed by GlaxoSmithKline, plc, or GSK, and Daiichi Sankyo Company, Limited, or Daiichi Sankyo, respectively. We have earned royalties on the net sales of Relenza and Inavir in Japan. The last patent for Relenza expired in July 2019 and the last patent for Inavir expires in December 2029. Sales of these antivirals vary significantly from quarter to quarter due to the seasonality of flu, and from one year to the next depending on the intensity of the flu season and competition from other antivirals such as Tamiflu. Importantly, on February 23, 2018, Xofluza, a new drug to treat influenza developed by Shionogi, was approved in Japan. The drug has gained significant market share, substantially reducing sales of Inavir.

Corporate Background

        Vaxart Biosciences, Inc. was originally incorporated in California in March 2004 under the name West Coast Biologicals, Inc. The Company changed its name to Vaxart, Inc. in July 2007, and reincorporated in the state of Delaware.

        On February 13, 2018, we completed a business combination with Aviragen Therapeutics, Inc., or Aviragen, a publicly-traded company. Under the terms of the agreement and plan of merger and reorganization dated October 27, 2017, Vaxart, Inc. survived as a wholly owned subsidiary of Aviragen and changed its name to Vaxart Biosciences, Inc. and Aviragen changed its name to Vaxart, Inc. Our common stock subsequently began trading on the Nasdaq Capital Market under the symbol "VXRT."

 THE OFFERING

Common stock offered	15,625,000 shares
Pre-funded warrants offered

We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase shares of common stock, in lieu of shares of common stock that would otherwise result in any such purchaser's beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant and accompanying common warrant (as described below) will be equal to the price at which a share of common stock and accompanying common warrant is being sold to the public in this offering, minus $0.10, and the exercise price of each pre-funded warrant will be $0.10 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. Because we will issue a common warrant for each share of our common stock and for each pre-funded warrant to purchase one share of our common stock sold in this offering, the number of common warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and pre-funded warrants sold.

Common warrants offered by us in this offering

Common warrants to purchase an aggregate of 15,625,000 shares of our common stock. Each share of our common stock and each pre-funded warrant will be sold together with a common warrant to purchase one share of our common stock. Each common warrant will have an exercise price of $            per share, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.

Option to purchase additional shares and/or common warrants

The underwriters have a 30-day option to purchase up to an additional 2,343,750 shares of common stock and/or common warrants to purchase up to an additional 2,343,750 shares of common stock from us at the public offering price less underwriting discounts and commissions.

Common stock to be outstanding after this offering

31,410,735 shares (or 33,754,485 shares of common stock if the underwriters exercise their option to purchase additional shares in full) in each case assuming no sale of any pre-funded warrants and assuming no exercise of any common warrants issued in this offering.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $8.9 million (or approximately $10.3 million if the underwriters exercise their option to purchase additional shares and common warrants in full), based on an assumed combined public offering price of $0.64 per share of common stock and and accompanying common warrant (the last reported sale price of our common stock on the Nasdaq Capital Market on September 18, 2019), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering to support the clinical and preclinical development of our product candidates, to conduct clinical trials, including studies with our bivalent norovirus vaccine, to support the manufacturing of our vaccines, to advance our therapeutic HPV vaccine candidate, and for general corporate and working capital purposes. See the section titled "Use of Proceeds."

Risk factors

See "Risk Factors" beginning on page 11 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

Nasdaq Capital Market symbol	"VXRT." We do not intend to list the pre-funded warrants or common warrants on any securities exchange or nationally recognized trading system.

        The number of shares of common stock to be outstanding after this offering is based on 15,785,735 shares of common stock outstanding as of June 30, 2019, and excludes:

  •
  2,166,800 shares issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $3.19 per share;

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  1,646,364 shares issuable upon the exercise of outstanding pre-funded warrants with an exercise price of $0.10 per share;

  •
  10,454,546 shares issuable upon the exercise of outstanding warrants with an exercise price of $1.10 per share;

  •
  636,364 shares issuable upon the exercise of outstanding warrants with an exercise price of $1.375 per share;

  •
  84,000 shares issuable upon the exercise of outstanding warrants with an exercise price of $3.125 per share;

  •
  10,914 shares issuable upon the exercise of an outstanding warrant with an exercise price of $22.99 per share; and

  •
  186,410 shares reserved for future issuance under our 2019 Equity Incentive Plan.

        Unless otherwise stated, information in this prospectus assumes:

  •
  no exercise of outstanding options or warrants;

  •
  no exercise by the underwriters of their option to purchase additional shares and/or common warrants; and

  •
  no sale of any pre-funded warrants in this offering and no exercise of the common warrants or representative warrants.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the summary selected consolidated financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus. The summary selected consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes incorporated by reference in this prospectus.

        The following consolidated statements of operations and comprehensive loss data for the years ended December 31, 2017 and 2018 and the consolidated balance sheet data as of December 31, 2017 and 2018 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus. We derived the consolidated statements of operations and comprehensive loss data for the six months ended June 30, 2018 and 2019 and the consolidated balance sheet data as of June 30, 2019 from our unaudited interim condensed consolidated financial statements and related notes incorporated by reference into this prospectus. Our unaudited interim condensed consolidated financial statements were prepared on the same basis as our audited financial statements and, in our opinion, reflect all adjustments, consisting only of normal recurring adjustments that are necessary for the fair statement of our unaudited interim condensed consolidated financial statements. Our historical results are not necessarily indicative of the results to be expected for any other period in the future, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period.

	Year Ended December 31,		Six Months Ended June 30,
	2017	2018	2018	2019
			(unaudited)
	(in thousands, except share and per share data)
Consolidated Statements of Operations and Comprehensive Loss Data:
Revenue from government contract	$5,839	$1,344	$1,130	$—
Royalty revenue	—	1,340	963	3,728
Non-cash royalty revenue related to the sale of future royalties	—	1,475	18	1,764

Total revenue	5,839	4,159	2,111	5,492
Operating expenses:
Research and development	12,355	17,275	8,420	7,536
General and administrative	3,499	6,681	3,781	3,401
Impairment of intangible assets	—	1,600	1,600	—
Costs of exit from leased premise	—	359	—	—

Total operating expenses	15,854	25,915	13,801	10,937

Operating loss	(10,015)	(21,756)	(11,690)	(5,445)
Total other income and (expenses)	433	3,858	5,162	(1,268)

Loss before provision for income taxes	(9,582)	(17,898)	(6,528)	(6,713)
Provision for income taxes	—	109	29	263

Net loss	(9,582)	(18,007)	(6,557)	(6,976)
Series B and C preferred dividend	(2,878)	(339)	(339)	—

Net loss attributable to common stockholders	$(12,460)	$(18,346)	(6,896)	(6,976)

Net loss per share—basic and diluted	$(91.65)	$(2.90)	$(1.26)	$(0.64)

Shares used to compute net loss per share—basic and diluted	135,953	6,316,065	5,477,265	10,969,473

	As of December 31,
			As of June 30, 2019
	2017	2018
			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,571	$11,506	$16,258
Total assets	4,523	35,227	37,250
Long-term debt, including current portion	40,250	21,352	18,511
Total liabilities	43,245	23,989	21,405
Accumulated deficit	(79,982)	(97,989)	(104,992)
Total stockholders' (deficit) equity	(38,722)	11,238	15,845

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information in this prospectus and incorporated by reference in this prospectus before making a decision to invest in shares of our common stock or pre-funded warrants and accompanying common warrants, including the risks described under "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. Our business faces significant risks and the risks described below may not be the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. If any of these risks occur, our business, results of operations or financial condition and prospects could be harmed. In that event, the market price of our common stock and the value of the pre-funded warrants could decline, and you could lose all or part of your investment.

Risks Related to this Offering

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

        We have not designated any portion of the net proceeds from this offering to be used for any particular purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and cause the price of our common stock to decline.

You will experience immediate and substantial dilution if you purchase securities in this offering.

        The price at which a share of common stock is sold in this offering will exceed the net tangible book value (deficit) per share of our common stock outstanding prior to this offering. Assuming that 15,625,000 shares of our common stock are sold in this offering, based on an assumed combined public offering price of $0.64 per share of common stock and accompanying common warrant (the last reported sale price of our common stock on the Nasdaq Capital Market on September 18, 2019), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, you will experience immediate dilution of $0.42 per share, representing the difference between the price you pay and our as adjusted net tangible book value (deficit) per share as of June 30, 2019, after giving effect to this offering. See the section titled "Dilution" below for a more detailed illustration of the dilution you would incur if you participate in this offering.

Purchasers in this offering may experience additional dilution of their investment in the future.

        We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock or pre-funded warrants in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future. In order to raise additional capital, such securities may be at prices that are not the same as the price per share in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase securities in this offering. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the price per share in this offering.

There is no public market for the pre-funded warrants or common warrants being offered in this offering.

        There is no established public trading market for the pre-funded warrants or common warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or common warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the pre-funded warrants and common warrants will be limited.

Holders of our pre-funded warrants and common warrants will have no rights as a common stockholder until they acquire our common stock.

        Until you acquire shares of our common stock upon exercise of your pre-funded warrants or common warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your pre-funded warrants or common warrants. Upon exercise of your pre-funded warrants or common warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The pre-funded warrants and common warrants are speculative in nature.

        Neither the pre-funded warrants nor the common warrants offered hereby confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the pre-funded warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price of $0.10 per share of common stock and holders of the common warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price of $            per share. Moreover, following this offering, the market value of the pre-funded warrants and common warrants is uncertain and there can be no assurance that the market value of the pre-funded warrants or the common warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the pre-funded warrants or common warrants, and consequently, whether it will ever be profitable for holders of the pre-funded warrants to exercise the pre-funded warrants or the holders of the common warrants to exercise the common warrants.

Our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a delisting of our common stock.

        Our common stock is listed on the Nasdaq Capital Market, which imposes, among other requirements a minimum bid requirement. Our common stock traded for less than $1.00 for 30 consecutive trading days, and we received notice of this from the Listing Qualifications Staff of The Nasdaq Stock Market LLC on May 22, 2019. Under Nasdaq Listing Rule 5810(c)(3)(A), we were granted a 180 calendar day grace period, or until November 18, 2019, to regain compliance with the minimum bid price requirement. The minimum bid price requirement will be met if our common stock has a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the 180 calendar day grace period. If we do not regain compliance with the Rule by November 18, 2019 but we meet the Nasdaq Capital Market initial inclusion criteria set forth in Nasdaq Listing Rule 5505, except for the minimum $1.00 per share bid price requirement, we will be granted an additional 180-calendar day compliance period. If we do not regain compliance with the Rule by November 18, 2019 and are not eligible for an additional compliance period at that time, the Nasdaq staff will provide written notification to us that our common stock will be delisted. At that time, we may appeal the Nasdaq staff's delisting determination to a Nasdaq Listing Qualifications Panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. There can be no assurance that we will be able to regain compliance or that Nasdaq will grant us a further extension of time to regain compliance, if necessary.

        The delisting of our common stock from Nasdaq may make it more difficult for us to raise capital on favorable terms in the future, or at all. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. Further, if our common stock were to be delisted from the Nasdaq Capital Market, our common stock would cease to be recognized as a covered security and we would be subject to additional regulation in each state in which we offer our securities. Moreover, there is no assurance that any actions that we take to restore our compliance with the Nasdaq minimum bid requirement would stabilize the market price or improve the liquidity of our common stock, prevent our common stock from falling below the Nasdaq minimum bid price required for continued listing again, or prevent future non-compliance with Nasdaq's listing requirements.

        There can be no assurance that we will continue to meet the minimum bid price requirement, or any other requirement in the future. If we fail to meet the minimum bid price requirement, or other applicable Nasdaq listing requirements, including maintaining minimum levels of stockholders' equity or market values of our common stock, our common stock could be delisted. If our common stock were to be delisted, the liquidity of our common stock would be adversely affected, and the market price of our common stock could decrease.

Unless our common stock continues to be listed on a national securities exchange it will become subject to the so-called "penny stock" rules that impose restrictive sales practice requirements.

        If we are unable to maintain the listing of our common stock on Nasdaq or another national securities exchange, our common stock could become subject to the so-called "penny stock" rules if the shares have a market value of less than $5.00 per share. The SEC has adopted regulations that define a penny stock to include any stock that has a market price of less than $5.00 per share, subject to certain exceptions, including an exception for stock traded on a national securities exchange. The SEC regulations impose restrictive sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. An accredited investor generally is a person whose individual annual income exceeded $200,000, or whose joint annual income with a spouse exceeded $300,000 during the past two years and who expects their annual income to exceed the applicable level during the current year, or a person with net worth in excess of $1.0 million, not including the value of the investor's principal residence and excluding mortgage debt secured by the investor's principal residence up to the estimated fair market value of the home, except that any mortgage debt incurred by the investor within 60 days prior to the date of the transaction shall not be excluded from the determination of the investor's net worth unless the mortgage debt was incurred to acquire the residence. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. This means that if we are unable maintain the listing of our common stock on a national securities exchange, the ability of stockholders to sell their common stock in the secondary market could be adversely affected.

        If a transaction involving a penny stock is not exempt from the SEC's rule, a broker-dealer must deliver a disclosure schedule relating to the penny stock market to each investor prior to a transaction. The broker-dealer also must disclose the commissions payable to both the broker-dealer and its registered representative, current quotations for the penny stock, and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the customer's account and information on the limited market in penny stocks.

We may be unable to fully utilize our federal net operating loss carryforwards to reduce our income taxes as a result of the changes in corporate ownership caused by this offering.

        Under Section 382 of the Internal Revenue Code, and corresponding provisions of state law, if a corporation undergoes an "ownership change," which occurs if there is a cumulative change in the corporation's equity ownership by certain stockholders that exceeds 50% over a three-year period, the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. It is possible that the change in ownership caused by new investors in this offering, combined with offerings earlier this year and future offerings, will result in a change of ownership for Section 382 purposes. We have previously reported that the Merger that occurred on February 13, 2018, probably resulted in such an ownership change. If an ownership change occurs as a result of this offering, our ability to use our net operating loss tax credit carryforwards may be further materially limited, which could harm our future operating results by increasing our future tax obligations.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have filed with the Securities and Exchange Commission, or the SEC, that are incorporated by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

  •
  our ability to fund our working capital requirements;

  •
  the amount and timing of royalties received on sales of Inavir;

  •
  the timing and costs of our planned clinical trials for our tablet vaccine product candidates;

  •
  our ability to obtain and maintain regulatory approval of our product candidates;

  •
  our ability to establish and scale commercial manufacturing capabilities;

  •
  the rate and degree of market acceptance of our products, if any, that are approved;

  •
  our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for or ability to obtain additional financing;

  •
  our ability to obtain and maintain intellectual property protection for our product candidates;

  •
  our ability to identify and develop new product candidates and the number and characteristics of product candidates that we pursue;

  •
  our ability to retain and recruit key personnel;

  •
  our planned use of the proceeds from this offering;

  •
  our financial performance;

  •
  our ability to become profitable and generate consistent cash flows to remain profitable; and

  •
  developments and projections relating to our competitors or our industry.

        In some cases, you can identify forward-looking statements by terms such as "anticipates," "believes," "could," "estimates," "intends," "may," "plans," "potential," "will," "would," or the negative of these terms or other similar expressions. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks in the section titled "Risk Factors", in any free writing prospectuses we may authorize for use in connection with this offering, and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.

        In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

        You should read this prospectus, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

MARKET AND INDUSTRY DATA

        This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled "Risk Factors" and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

 USE OF PROCEEDS

        We estimate that our net proceeds from the sale of 15,625,000 shares of common stock in this offering will be approximately $8.9 million, based on an assumed combined public offering price of $0.64 per share of common stock and accompanying common warrant (the last reported sale price of our common stock on the Nasdaq Capital Market on September 18, 2019), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase 2,343,750 additional shares of common stock together with accompanying common warrants to purchase up to 2,343,750 shares of common stock in full, we estimate that our net proceeds from this offering will be approximately $10.3 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We cannot predict when or if the common warrants will be exercised. It is possible that the common warrants may expire and may never be exercised.

        A $0.25 increase (decrease) in the assumed combined public offering price of $0.64 per share of common stock and accompanying common warrant (the last reported sale price of our common stock on the Nasdaq Capital Market on September 18, 2019) would increase (decrease) the expected net cash proceeds of the offering to us by $3.6 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by $595,000, assuming that the assumed combined public offering price of $0.64 per share of common stock and accompanying common warrant remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        We currently intend to use the net proceeds from this offering to support the clinical and preclinical development of our product candidates, to conduct clinical trials, including studies with our bivalent norovirus vaccine, to support the manufacturing of our vaccines, to advance our therapeutic HPV vaccine candidate, and for general corporate and working capital purposes. Accordingly, we retain broad discretion to use of these proceeds.

        Pending the use of the net proceeds from this offering, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

 DIVIDEND POLICY

        We have never paid or declared any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, and we intend to retain all available funds and any future earnings to fund the development and expansion of our business. In addition, covenants in the agreement governing our senior secured credit facility do not allow for the payment of any cash dividends. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

 CAPITALIZATION

        The following table shows our cash and cash equivalents and our capitalization as of June 30, 2019 on:

  •
  an actual basis; and

  •
  an as adjusted basis, giving further effect to the sale by us of 15,625,000 shares of common stock in this offering at the assumed combined public offering price of $0.64 per share of common stock and accompanying warrant (the last reported sale price of our common stock on the Nasdaq Capital Market on September 18, 2019), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2019
	Actual	As Adjusted(1)
	(in thousands, except share and per share data)
Cash and cash equivalents	$16,258	$25,158

Long-term debt, including current portion	$18,511	$18,511
Stockholders' equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 15,785,735 shares issued and outstanding, actual; 31,410,735 shares issued and outstanding, as adjusted	1,579	3,141
Additional paid-in capital	119,258	126,596
Accumulated other comprehensive income	—	—
Accumulated deficit	(104,992)	(104,992)

Total stockholders' equity	15,845	24,745

Total capitalization	$34,356	$43,256

(1)
A $0.25 increase (decrease) in the assumed combined public offering price of $0.64 per share of common stock and accompanying common warrant (the last reported sale price of our common stock on the Nasdaq Capital Market on September 18, 2019), would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by $3.6 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by $595,000, assuming that the assumed combined public offering price of $0.64 per share of common stock and accompanying warrant remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

        The number of shares of common stock in the table above excludes:

  •
  2,166,800 shares issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $3.19 per share;

  •
  1,646,364 shares issuable upon the exercise of outstanding pre-funded warrants with an exercise price of $0.10 per share;

  •
  10,454,546 shares issuable upon the exercise of outstanding warrants with an exercise price of $1.10 per share;

  •
  636,364 shares issuable upon the exercise of outstanding warrants with an exercise price of $1.375 per share;

  •
  84,000 shares issuable upon the exercise of outstanding warrants with an exercise price of $3.125 per share;

  •
  10,914 shares issuable upon the exercise of an outstanding warrant with an exercise price of $22.99 per share; and

  •
  186,410 shares reserved for future issuance under our 2019 Equity Incentive Plan.

DILUTION

        If you purchase securities in this offering, your interest will be diluted to the extent of the difference between the combined public offering price per share and the as adjusted net tangible book value (deficit) per share of our common stock after this offering, assuming no value is attributed to the pre-funded warrants, and such pre-funded warrants are accounted for and classified as equity.

        As of June 30, 2019, our net tangible book value (deficit) was $(2.1) million, or $(0.13) per share. Net tangible book value (deficit) per share is total tangible assets less total liabilities divided by the total number of outstanding shares of common stock.

        After giving effect to the sale of 15,625,000 shares of common stock and accompanying common warrants, in this offering at an assumed combined public offering price of $0.64 per share and accompanying common warrant (the last reported sale price of our common stock on the Nasdaq Capital Market on September 18, 2019), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2019, would have been $6.8 million, or $0.22 per share. This represents an immediate increase in as adjusted net tangible book value of $0.35 per share to our existing stockholders and immediate dilution in net tangible book value of $0.42 per share to investors participating in this offering. The following table illustrates this dilution per share to investors participating in this offering:

Assumed combined public offering price per share and accompanying common warrant		$0.64
Net tangible book value (deficit) per share as of June 30, 2019	$(0.13)
Increase in as adjusted net tangible book value per share attributable to new investors in this offering	0.35

As adjusted net tangible book value per share after giving effect to this offering		0.22

Dilution in net tangible book value per share to new investors in this offering		$0.42

        Each $0.25 increase (decrease) in the assumed combined public offering price of $0.64 per share of common stock and accompanying common warrant would increase (decrease), respectively, our as adjusted net tangible book value after this offering by $0.12 per share, and dilution per share to new investors by $0.13 per share, assuming that the number of shares of common stock offered by us, as set forth above, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock we are offering. An increase (decrease) of 1.0 million shares of common stock in the number of shares of common stock offered by us would increase (decrease) our as adjusted net tangible book value after this offering by $0.01 per share, and dilution per share to new investors would (decrease) increase by $0.01 per share, assuming that the assumed public offering price remains the same after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        The information discussed above is illustrative only and will adjust based on the actual combined public offering price of the common stock and accompanying warrant, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing. The discussion and table above assume (i) no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, (ii) no exercise of the underwriter's option to purchase up to an additional 2,343,750 shares of common stock and/or common warrants to purchase up to an additional 2,343,750 shares of our common stock and (iii) no exercise of common warrants accompanying the shares of common stock and pre-funded warrants, if any, sold in this offering.

        If the underwriters exercise in full their option to purchase up to 2,343,750 additional shares of common stock together with accompanying common warrants to purchase up to an additional 2,343,750 shares of common stock, our as adjusted net tangible book value after this offering would be $0.24 per share, representing an increase in as adjusted net tangible book value of $0.37 per share to existing stockholders and immediate dilution in net tangible book value of $0.40 per share to new investors in this offering.

        If investors in this offering exercise in full the common warrants for 15,625,000 shares of common stock offered hereby for cash at an assumed exercise price of $0.64 per share (the last reported sale price of our common stock on the Nasdaq Capital Market on September 18, 2019), our as adjusted net tangible book value after this offering would be $0.36 per share, representing an increase in as adjusted net tangible book value of $0.49 per share and immediate dilution in net tangible book value of $0.28 per share to new investors in this offering.

        The number of shares of common stock to be outstanding after this offering is based on 15,785,735 shares of common stock outstanding as of June 30, 2018, and excludes:

  •
  2,166,800 shares issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $3.19 per share;

  •
  1,646,364 shares issuable upon the exercise of outstanding pre-funded warrants with an exercise price of $0.10 per share;

  •
  10,454,546 shares issuable upon the exercise of outstanding warrants with an exercise price of $1.10 per share;

  •
  636,364 shares issuable upon the exercise of outstanding warrants with an exercise price of $1.375 per share;

  •
  84,000 shares issuable upon the exercise of outstanding warrants with an exercise price of $3.125 per share;

  •
  10,914 shares issuable upon the exercise of an outstanding warrant with an exercise price of $22.99 per share; and

  •
  186,410 shares reserved for future issuance under our 2019 Equity Incentive Plan.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of June 30, 2019, information regarding beneficial ownership of our common stock by:

  •
  each stockholder known by us to beneficially own more than 5% of our outstanding common stock;

  •
  each of our current named executive officers;

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of June 30, 2019. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own.

        Our calculation of the percentage of beneficial ownership before this offering is based on 15,785,735 shares of our common stock outstanding as of June 30, 2019. We have based our calculation of the percentage of beneficial ownership after this offering on 31,410,735 shares of our common stock to be outstanding immediately after the closing of this offering, assuming no sale of any pre-funded warrants and assuming no exercise of any common warrants or any representative warrants, and assuming no exercise by the underwriters of their option to purchase additional shares and/or common warrants.

        Common stock subject to stock options, pre-funded warrants and common warrants currently exercisable or exercisable within 60 days of June 30, 2019, are deemed to be outstanding for computing the percentage ownership of the person holding these securities and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

        Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Vaxart, Inc., 290 Utah Ave, Suite 200, South San Francisco, California 94080.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Before Offering %	After Offering %
Greater than 5% Stockholders:
Entities affiliated with Care Capital(1)	2,799,424	17.7%	8.9%
BML Investment Partners, L.P.(2)	900,000	5.7%	2.9%
Executive Officers and Directors:
Geoffrey F. Cox, Ph.D.(3)	11,567	*	*
Michael J. Finney, Ph.D.(4)	637,390	4.0%	2.0%
Wouter W. Latour, M.D.(5)	125,748	*	*
Richard J. Markham(6)	3,000	*	*
John P. Richard(7)	12,543	*	*
Sean N. Tucker, Ph.D.(8)	193,654	1.2%	*
Anne M. VanLent(9)	15,724	*	*
All executive officers and directors as a group (8 persons)	1,004,959	6.2%	3.2%

*
Represents beneficial ownership of less than one percent.

(1)
Includes (a) 2,753,441 shares held by Care Capital Investments III, LP ("Investments III") and (b) 45,983 shares held by Care Capital Offshore Investments III, LP ("Offshore III"). Care Capital III LLC is the general partner of Investments III LP and Offshore III (collectively, "Care Capital") and as a result, Care Capital III LLC has the ultimate power to vote or direct the vote and to dispose or direct the disposition of such shares. The address for each of these entities is P.O. Box 276, Avon by the Sea, New Jersey 07717.

(2)
Consists of 900,000 shares held by BML Investment Partners, L.P., a Delaware limited partnership whose sole general partner is BML Capital Management, LLC. The managing member of BML Capital Management, LLC is Braden M.Leonard. As a result, Braden M. Leonard is deemed to be the indirect owner of the shares held directly by BML Investment Partners, L.P. Despite such shared beneficial ownership, the reporting persons disclaim that they constitute a statutory group within the meaning of Rule 13d-5(b) (1) of the Exchange Act. The address for each of these entities is 65 E Cedar—Suite 2, Zionsville, IN 46077. This information has been obtained from the Schedule 13G filed by BML Investment Partners, L.P. on April 17, 2019.

(3)
Includes (a) 388 shares held by Dr. Cox's spouse, and (b) 11,179 shares issuable pursuant to stock options exercisable within 60 days of June 30, 2019.

(4)
Includes (a) 452,572 shares held directly by Dr. Finney, (b) 181,818 shares issuable pursuant to common warrants and (c) 3,000 shares issuable pursuant to stock options exercisable within 60 days of June 30, 2019.

(5)
Consists of 125,748 shares issuable pursuant to stock options exercisable within 60 days of June 30, 2019.

(6)
Consists of 3,000 shares issuable pursuant to stock options exercisable within 60 days of June 30, 2019.

(7)
Consists of 12,543 shares issuable pursuant to stock options exercisable within 60 days of June 30, 2019.

(8)
Includes (a) 47,653 shares held directly by Dr. Tucker, (b) 52,661 shares held by Frances Chang and Sean Tucker, (c) 9,060 shares held by Dr. Tucker's spouse, (d) 27,273 shares issuable pursuant to common warrants held by Frances Chang and Sean Tucker, and (e) 57,007 shares issuable pursuant to stock options exercisable within 60 days of June 30, 2019.

(9)
Includes (a) 3,181 shares held directly by Ms. VanLent, and (b) 12,543 shares issuable pursuant to stock options exercisable within 60 days of June 30, 2019.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see the sections titled "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference" in this prospectus.

General

        Our authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $0.10 per share and (ii) 5,000,000 shares of preferred stock, par value $0.10 per share.

        As of June 30, 2019, there were 15,785,735 shares of common stock issued and outstanding, and no shares of preferred stock outstanding.

        The following is a summary of the material provisions of the common stock and preferred stock provided for in our amended and restated certificate of incorporation and amended and restated bylaws.

Common Stock

Voting

        Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, except that directors will be elected by a plurality of votes cast. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors are able to elect all of the directors standing for election, if they so choose.

Dividends

        Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never paid cash dividends and have no present intention to pay cash dividends.

Liquidation

        In the event of a liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

        Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

        All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

        Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. As of June 30, 2019, there were no shares of preferred stock outstanding and we have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of Our Charter Documents and Delaware Law

Delaware Anti-Takeover Law

        We are subject to Section 203 of the DGCL, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the consummation of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  •
  Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  •
  subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder;

  •
  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws

        Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change-in-control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws:

  •
  permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in control);

  •
  provide that the authorized number of directors may be changed only by resolution adopted by a majority of the board of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law or subject to the rights of holders of preferred stock as designated from time to time, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders or by action taken by written consent;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder's notice; and

  •
  provide that special meetings of our stockholders may be called only by the chairman of the board, the president or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies).

Nasdaq Capital Market Listing

        Our common stock is listed on the Nasdaq Capital Market under the symbol "VXRT."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar's address is 6201 15th Avenue, Brooklyn, New York 11219.

 DESCRIPTION OF SECURITIES WE ARE OFFERING

        We are offering 15,625,000 shares of our common stock and/or pre-funded warrants and accompanying common warrants to purchase up to 15,625,000 shares of our common stock. Each share of common stock or pre-funded warrant is being sold together with a common warrant to purchase one share of common stock. The shares of common stock, pre-funded warrants and common warrants will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants and common warrants offered hereby.

Common Stock

        The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption "Description of Capital Stock" in this prospectus.

Pre-Funded Warrants

        The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

        Duration and Exercise Price.    Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.10. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued separately from the accompanying common warrants, and may be transferred separately immediately thereafter.

        Exercisability.    The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days' prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder's pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

        Cashless Exercise.    If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

        Transferability.    Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

        Exchange Listing.    There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

        Right as a Stockholder.    Except as otherwise provided in the pre-funded warrants or by virtue of such holder's ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

        Fundamental Transaction.    In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Common Warrants

        The following summary of certain terms and provisions of common warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common warrant for a complete description of the terms and conditions of the common warrants.

        Duration and Exercise Price.    Each common warrant offered hereby will have an initial exercise price per share equal to $            . The common warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The common warrants will be issued separately from the common stock, and may be transferred separately immediately thereafter. A common warrant to purchase one share of our common stock will be issued for every one share of common stock or pre-funded warrant purchased in this offering.

        Exercisability.    The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days' prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder's common warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. Purchasers in this offering may also elect prior to the issuance of the common warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

        Cashless Exercise.    If, at the time a holder exercises its common warrants, a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common warrants.

        Transferability.    Subject to applicable laws, a common warrant may be transferred at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.

        Exchange Listing.    There is no trading market available for the common warrants on any securities exchange or nationally recognized trading system. We do not intend to list the common warrants on any securities exchange or nationally recognized trading system.

        Right as a Stockholder.    Except as otherwise provided in the common warrants or by virtue of such holder's ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their common warrants.

        Fundamental Transaction.    In the event of a fundamental transaction, as described in the common warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require us or our successor entity to purchase the common warrants from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the common warrant on the date of the consummation of the fundamental transaction. However, if the fundamental transaction is not within our control, including not approved by our board of directors, the holder will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the common warrant, that is being offered and paid to the holders of common stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

UNDERWRITING

        We have entered into an underwriting agreement with H.C. Wainwright & Co., LLC as the sole book-running manager of this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, 15,625,000 shares of our common stock and pre-funded warrants and accompanying common warrants to purchase 15,625,000 shares of our common stock. Our common stock is listed on the Nasdaq Capital Market under the symbol "VXRT."

        Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters named below, and the underwriters have agreed to purchase from us, the respective number of shares of common stock, pre-funded warrants and common warrants to purchase common stock set forth opposite their name below:

Underwriter	Number of Shares of Common Stock	Number of Pre-Funded Warrants	Number of Common Warrants
H.C. Wainwright & Co., LLC
Arcadia Securities, LLC

Total

        The underwriting agreement provides that the obligation of the underwriters to purchase the shares of common stock and/or pre-funded warrants and common warrants to purchase shares of common stock offered by this prospectus is subject to certain conditions. The underwriters are obligated to purchase all of the shares of common stock and/or pre-funded warrants and common warrants to purchase shares of our common stock offered hereby if any of the securities are purchased, other than those shares covered by the option to purchase additional shares and/or common warrants described below.

Option to Purchase Additional Securities

        We have granted the underwriters an option to purchase additional securities. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase up to 2,343,750 shares of common stock at a price of $            per share, and/or common warrants exercisable for up to 2,343,750 shares of common stock at a price of $            per common warrant, less underwriting discounts and commissions.

Discounts, Commissions and Expenses

        The underwriters propose to offer the shares of common stock and pre-funded warrants and accompanying common warrants to purchase shares of our common stock pursuant to the underwriting agreement to the public at the combined public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share based on the combined public offering price per share and accompanying common warrant set forth on the cover page of this prospectus. After this offering, the public offering price and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

        In connection with the sale of the common stock and pre-funded warrants and accompanying common warrants to purchase shares of our common stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting discounts and commissions. The underwriting discounts and commissions will be 7% of the gross proceeds of this offering, or $            per share of common stock and accompanying common warrant or per pre-funded warrant and accompanying common warrant.

        The following table shows underwriting discounts and commissions payable to the underwriters by us in connection with this offering:

Total
		Per Pre-Funded Warrant	Per Common Warrant
	Per Share			No Exercise	Full Exercise
Public offering price	$	$	$	$	$
Underwriting discounts and commissions payable by us	$	$	$	$	$

        We have also agreed to reimburse H.C. Wainwright & Co., LLC for reasonable out-of-pocket expenses, including legal fees and expenses, of up to $75,000. We estimate the total expenses payable by us for this offering will be approximately $400,000, which amount excludes underwriting discounts and commissions.

Representative Warrants

        In addition, we have agreed to issue to the underwriters or their designees warrants to purchase up to 1,257,812 shares of common stock (which represents 7% of the aggregate number of shares of common stock sold in this offering (including the number of shares of common stock issuable upon exercise of the pre-funded warrants and the underwriters' option to purchase additional shares of common stock if exercised) at an exercise price of $            per share of common stock (representing 125% of the combined public offering price per share of common stock to be sold in this offering). The warrants will each have a term of five years from the effective date of the registration statement of which this prospectus forms a part. Pursuant to the Financial Industry Regulatory Authority, Inc., or FINRA, Rule 5110(g), the warrants and any shares of common stock issued upon exercise of the warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the underwriters or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Right of First Refusal

        We have granted H.C. Wainwright & Co., LLC certain rights of first refusal to act as an underwriter or placement agent until April 2020.

Indemnification

        Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter or such other indemnified parties may be required to make in respect of those liabilities.

Determination of Offering Price

        The actual offering price of the securities we are offering will be negotiated between us and the underwriters based on the trading of our shares of common stock prior to the offering, among other things, and may be at a discount to the current market price.

Lock-Up Agreements

        We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock; or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, without the prior written consent of H.C. Wainwright & Co., LLC for a period of 90 days following the date of this prospectus. This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions, including for (i) the issuance of shares of our common stock in this offering and shares of our common stock underlying the pre-funded warrants, common warrants and representative warrants, (ii) the issuance of shares of our common stock upon the exercise of outstanding options or pursuant to certain other rights, (iii) the issuance of shares of our common stock or options to acquire shares of our common stock pursuant to our equity incentive plans, and (iv) the filing of one or more registration statements on Form S-8 with respect to shares of our common stock underlying our equity incentive plans from time to time.

        In addition, subject to certain limited circumstances, each of our directors and executive officers, and our principal stockholder, has entered into a lock-up agreement with the underwriters. Under the lock-up agreements, the directors, executive officers and this stockholder may not, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open "put equivalent position" (within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of H.C. Wainwright & Co., LLC, for a period of 90 days from the date of this prospectus. This consent may be given at any time without public notice.

Price Stabilization, Short Positions and Penalty Bids

        The underwriters may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our shares of common stock:

  •
  Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

  •
  Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our shares of common stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

        In connection with this offering, the underwriters also may engage in passive market making transactions in our shares of common stock in accordance with Regulation M during a period before the commencement of offers or sales of our shares of common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker's bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Other Relationships

        From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock and the pre-funded warrants and the acquisition, ownership, exercise, expiration or disposition of the common warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

        This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a holder's particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  tax-exempt or government organizations;

  •
  brokers or dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons that own, or are deemed to own, more than five percent of our capital stock;

  •
  certain U.S. expatriates, citizens or former long-term residents of the United States;

  •
  persons who hold our common stock, pre-funded warrants or common warrants as a position in a hedging transaction, "straddle," "conversion transaction," synthetic security, other integrated investment, or other risk reduction transaction;

  •
  persons who do not hold our common stock, pre-funded warrants or common warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

  •
  persons deemed to sell our common stock, pre-funded warrants or common warrants under the constructive sale provisions of the Code;

  •
  pension plans;

  •
  partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities;

  •
  persons for whom our stock constitutes "qualified small business stock" within the meaning of Section 1202 of the Code;

  •
  integral parts or controlled entities of foreign sovereigns;

  •
  passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or

  •
  persons that acquire our common stock or pre-funded warrants as compensation for services.

        In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock, pre-funded warrants or common warrants, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, pre-funded warrants or common warrants, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our common stock, pre-funded warrants or common warrants.

        You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock, pre-funded warrants or common warrants arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of a U.S. Holder

        For purposes of this summary, a "U.S. Holder" is any beneficial owner of our common stock, pre-funded warrants or common warrants that is a "U.S. person," and is not a partnership, or an entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

        For purposes of this summary, a "Non-U.S. Holder" is any beneficial owner of our common stock, pre-funded warrants or common warrants that is not a U.S. Holder or a partnership, or other entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes.

Treatment of Pre-funded Warrants

        Although it is not entirely free from doubt, a pre-funded warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the share of common stock received. Similarly, the tax basis of the pre-funded warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.10 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Allocation of Purchase Price

        For U.S. federal income tax purposes, each share of our common stock and the associated common warrant and each pre-funded warrant and the associated common warrant should be treated for U.S. federal income tax purposes as an investment unit consisting of one share of common stock and the associated common warrant and one pre-funded warrant and the associated common warrant. Each holder must allocate the purchase price of such unit between each share of common stock or pre-funded warrant, as applicable, and the common warrant based on the relative fair market value of each at the time of issuance. The price allocated to each share of common stock and pre-funded warrant and common warrant generally will be the holder's tax basis in such share or warrant, as the case may be.

Tax Consequences to U.S. Holders

Distributions on Common Stock

        As discussed above under "Dividend Policy," we do not currently expect to make distributions on our common stock. In the event that we do make distributions of cash or other property, distributions paid on common stock, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder's investment, up to the U.S. Holder's tax basis in the common stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as "qualified dividend income" and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Constructive Dividends on Common Warrants

        If we were to pay a taxable dividend to our shareholders and, in accordance with the anti-dilution provisions of the common warrants, the exercise price of the common warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. Holder of the common warrants to the extent of our current or accumulated earnings and profits, notwithstanding the fact that the U.S. Holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), that adjustment may also result in the deemed payment of a taxable dividend to a U.S. Holder. U.S. Holders should consult their tax advisers regarding the proper treatment of any adjustments to the common warrants.

Sale or Other Disposition of Common Stock

        For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder's tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Sale or Other Disposition, Exercise or Expiration of Common Warrants

        For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a common warrant (other than by exercise) will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the warrant for more than one year at the time of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder's tax basis in the common warrant disposed of and the amount realized on the disposition.

        In general, a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a common warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. A U.S. Holder's tax basis in a share of common stock received upon exercise will be equal to the sum of (1) the U.S. Holder's tax basis in the common warrant and (2) the exercise price of the common warrant. A U.S. Holder's holding period in the stock received upon exercise will commence on the day or the day after such U.S. Holder exercises the common warrant. No discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a common warrant on a cashless basis, and U.S. Holders are urged to consult their tax advisors as to the exercise of a common warrant on a cashless basis.

        If a common warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder's tax basis in the common warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder's holding period in the common warrant is more than one year. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

Distributions

        As discussed in the section titled "Dividend Policy," we do not anticipate paying any dividends on our common stock in the foreseeable future. If we make distributions on our common stock or constructive dividends on our common warrants (as described above under "Constructive Dividends on Common Warrants"), those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder's basis in our common stock or common warrants, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under the "—Gain on Sale or Other Disposition of Common Stock or Common Warrants" section. Any such distributions would be subject to the discussions below regarding back-up withholding and Foreign Account Tax Compliance Act, or FATCA.

        Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN (generally including a U.S. taxpayer identification number), IRS Form W-8 BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

        Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States and that are not eligible for relief from U.S. (net basis) income tax under an applicable income tax treaty, generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

        In the case of any constructive dividend (as described above under "—Tax Consequences to U.S. Holders—Constructive Dividends on Common Warrants"), it is possible that the U.S. federal tax on the constructive dividend would be withheld from shares of common stock, sales proceeds subsequently paid or credited, or other amounts payable or distributable to a Non-U.S. Holder. Non-U.S. Holders who are subject to withholding tax under such circumstances should consult their tax advisers as to whether it can obtain a refund for all or a portion of the withholding tax.

        If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.

Exercise or Expiration of Common Warrants

        In general, a Non-U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a common warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. However, no discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a common warrant on a cashless basis, and Non-U.S. Holders are urged to consult their tax advisors as to the exercise of a common warrant on a cashless basis.

        If a common warrant expires without being exercised, a Non-U.S. Holder that is engaged in a U.S. trade or business to which any income from the common warrant would be effectively connected or who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the expiration occurs (and certain other conditions are met) will recognize a capital loss in an amount equal to such Non-U.S. Holder's tax basis in the common warrant.

Gain on Sale or Other Disposition of Common Stock or Common Warrants

        Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock or common warrants unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States and not eligible for relief under an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;

  •
  the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

  •
  we are a "U.S. real property holding corporation" for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder's holding period for our common stock or common warrants. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to United States federal income tax if (A) in the case of our common stock, (a) shares of our common stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, and (b) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the shares of our common stock throughout the five-year period ending on the date of the sale or exchange; and (B) in the case of our common warrants, either (a)(i) shares of our common stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, (ii) our common warrants are not considered regularly traded on an established securities market and (iii) the Non-U.S. Holder does not own, actually or constructively, common warrants with a fair market value greater than the fair market value of 5% of the shares of our common stock, determined as of the date that such Non-U.S. Holder acquired its common warrants, or (b)(i) our common warrants are considered regularly traded on an established securities market, and (ii) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of our common warrants throughout the five-year period ending on the date of the sale or exchange. Our common warrants are not expected to be regularly traded on an established securities market. If the foregoing exception does not apply, such Non-U.S. Holder's proceeds received on the disposition of shares will generally be subject to withholding at a rate of 15% and such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Information Reporting and Backup Withholding

        Information returns may be filed with the IRS in connection with distributions on common stock or constructive dividends on common warrants, and the proceeds of a sale or other disposition of common stock. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

        A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on the applicable IRS Form (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. Person. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on common stock or constructive dividends on common warrants paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Payment of the proceeds of the sale or other disposition of common stock or common warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of common stock or common warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

        The Code generally imposes a U.S. federal withholding tax of 30% on dividends and, subject to the discussion below regarding proposed regulations recently issued by the U.S. Treasury Department, the gross proceeds of a disposition of our securities paid to a "foreign financial institution" (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules. A U.S. federal withholding tax of 30% also applies to dividends and, subject to the discussion below regarding proposed regulations recently issued by the U.S. Treasury Department, will apply to the gross proceeds of a disposition of our securities paid to a non-financial foreign entity (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect.

        Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

        The U.S. Treasury Department recently released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the possible impact of these rules and the proposed regulations on the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax.

        EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL TAX LAWS WERE RECENTLY ENACTED. PROSPECTIVE INVESTORS SHOULD ALSO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

LEGAL MATTERS

        Cooley LLP of Palo Alto, California will pass upon the validity of the securities offered hereby. The underwriters are being represented by McDermott Will & Emery LLP of New York, New York in connection with the offering.

EXPERTS

        The consolidated financial statements of Vaxart, Inc. as of December 31, 2018 and 2017, and for each of the years in the two year period ended December 31, 2018, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2018 consolidated financial statements contains an explanatory paragraph that states that the Company has experienced losses and negative cash flows from operations since its inception, has an accumulated deficit, and has debt obligations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

        On February 13, 2018, privately-held Vaxart, Inc., or Private Vaxart, and Aviragen Therapeutics, Inc., or Aviragen, completed a business combination in accordance with the terms an agreement and plan of merger and reorganization, dated October 27, 2017, by and among Aviragen, Agora Merger Sub, Inc., or Merger Sub, and Private Vaxart, pursuant to which Merger Sub merged with and into Private Vaxart, with Private Vaxart surviving as a wholly-owned subsidiary of Aviragen, or the Merger. Aviragen changed its name at the closing of the Merger to Vaxart, Inc., or the Combined Company, and Private Vaxart changed its name to Vaxart Biosciences, Inc. For accounting purposes, Aviragen was deemed to be the acquired entity in the Merger, and the financial statements of Private Vaxart became the historical financial statements of the Combined Company following the Merger.

        In connection with the closing of the Merger on February 13, 2018, the board of directors of Vaxart, Inc. dismissed Ernst & Young LLP as its independent registered public accounting firm, effective immediately. The reports of Ernst & Young LLP on Aviragen Therapeutics, Inc.'s consolidated financial statements for the fiscal years ended June 30, 2017 and 2016 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended June 30, 2017 and 2016, and the subsequent interim period through February 13, 2018 there were no: (1) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference thereto in its reports on the consolidated financial statements for such years, or (2) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

        On February 13, 2018, the board of directors of Vaxart, Inc., in connection with the Merger and the dismissal of Ernst & Young LLP, approved the engagement of KPMG LLP as the Combined Company's independent registered public accounting firm for the year ending December 31, 2017.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and pre-funded warrants. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the common stock and pre-funded warrants offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

        We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC's website at www.sec.gov.

        We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, www.vaxart.com, other than as specifically incorporated by reference in this prospectus, is not part of this prospectus.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35285):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 6, 2019;

  •
  our definitive proxy statement relating to our 2019 annual meeting of stockholders, filed with the SEC on March 11, 2019;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 9, 2019;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on August 8, 2019;

  •
  our Current Reports on Form 8-K filed with the SEC on January 18, 2019, March 19, 2019, March 20, 2019, March 27, 2019, April 24, 2019, May 16, 2019, May 24, 2019 and September 19, 2019; and

  •
  the description of our common stock contained in our Registration Statement on Form 10, filed with the SEC on May 4, 1970, as amended by our Current Report on Form 8-K (File No. 000-04829) filed with the SEC on August 15, 2003.

        We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offering of the shares of our common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

        You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Vaxart, Inc.
290 Utah Ave
Suite 200
South San Francisco, California 94080
Attn: Secretary
(650) 550-3500

        Copies of these filings are also available through the "Investor" section of our website at www.vaxart.com. For other ways to obtain a copy of these filings, please refer to "Where You Can Find More Information" above.

        Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus modifies or replaces such information.

15,625,000 Shares of Common Stock

Pre-Funded Warrants to Purchase Shares of Common Stock

Common Warrants to Purchase 15,625,000 Shares of Common Stock

Prospectus

Sole Book-Running Manager

H.C. Wainwright & Co.

Manager

Arcadia Securities

            , 2019

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth an estimate of the fees and expenses, other than underwriting discounts and commissions payable by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee and the FINRA filing fee.

Amount
SEC registration fee	$4,122
FINRA filing fee	5,601
Accounting fees and expenses	80,000
Legal fees and expenses	150,000
Transfer agent and registrar fees	15,000
Printing fees	65,000
Miscellaneous expenses	80,277

Total	$400,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

        Our amended and restated certificate of incorporation provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws require us to indemnify our directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits the Registrant's certificate of incorporation from limiting the liability of the Registrant's directors for the following:

  •
  any breach of the director's duty of loyalty to us or to our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or unlawful stock repurchases or redemptions; and

  •
  any transaction from which the director derived an improper personal benefit.

        We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

        We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

        The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of us and our directors and officers for certain liabilities under the Securities Act, or otherwise.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

        None.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)
Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File Number	Exhibit	File Date
1.1*	Underwriting Agreement

2.1	Agreement and Plan of Merger and Reorganization, dated October 27, 2017, by and among Aviragen Therapeutics, Inc., Vaxart, Inc. and Agora Merger Sub, Inc.	8-K	001-35285	2.1	October 30, 2017

2.2	Amendment No. 1, dated as of February 7, 2018, to the Agreement and Plan of Merger and Reorganization, dated October 27, 2017, by and among Aviragen Therapeutics, Inc., Vaxart, Inc. and Agora Merger Sub, Inc.	8-K	001-35285	2.1	February 7, 2018

3.1	Restated Certificate of Incorporation of Aviragen Therapeutics, Inc.	10-K	001-35285	3.1	September 13, 2016

3.2	Certificate of Amendment to Restated Certificate of Incorporation of Aviragen Therapeutics, Inc.	8-K	001-35285	3.1	February 20, 2018

3.3	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	8-K	001-35285	3.2	February 20, 2018

3.4	Certificate of Amendment to Restated Certificate of Incorporation of Vaxart, Inc.	8-K	001-35285	3.1	April 24, 2019

3.5	Restated By-laws of Aviragen Therapeutics, Inc.	10-K	001-35285	3.2	September 13, 2016

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File Number	Exhibit	File Date
4.1	Reference is made to Exhibits 3.1 to 3.5.

4.2	Specimen Common Stock Certificate	S-3	333-228910	4.2	December 20, 2018

4.3	Form of Pre-Funded Warrant	S-1	333-233717	4.3	September 11, 2019

4.4	Form of Common Warrant	S-1	333-233717	4.4	September 11, 2019

4.5*	Form of Representative Warrant

5.1	Opinion of Cooley LLP

10.1+	Collaboration and License Agreement dated September 29, 2003, between Biota Holdings Limited and Sankyo Co., Ltd.	10-Q	001-35285	10.5	May 10, 2013

10.2+	Amendment #1 to Collaboration and License Agreement dated June 30, 2005, between Biota Holdings Limited, Biota Scientific Management Pty. Ltd. and Sankyo Company, Ltd.	10-Q	001-35285	10.6	May 10, 2013

10.3	Amendment #2 to Collaboration and License Agreement, dated March 27, 2009, between Biota Holdings Limited, Biota Scientific Management Pty. Ltd. and Daiichi Sankyo Company, Limited	10-Q	001-35285	10.7	May 10, 2013

10.4+	Commercialization Agreement dated March 27, 2009, between Biota Holdings Limited, Biota Scientific Management Pty. Ltd and Daiichi Sankyo Company, Ltd.	10-Q	001-35285	10.8	May 10, 2013

10.5+	Contract dated March 31, 2011, between Biota Scientific Management Pty. Ltd. and Office of Biomedical Advanced Research and Development Authority within the Office of the Assistant Secretary for preparedness and Response at the U.S. Department of Health and Human Services	10-Q	001-35285	10.9	May 10, 2013

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File Number	Exhibit	File Date
10.6	Research and License Agreement dated February 21, 1990, by and among Biota Scientific Management Pty. Ltd., Biota Holdings Limited, Glaxo Australia Pty. Ltd. and Glaxo Group Limited	10-K	001-35285	10.6	September 27, 2013

10.7#	2007 Omnibus Equity and Incentive Plan (included as Appendix A to the proxy statement)	DEF 14A	000-04829	—	April 12, 2007

10.8#	Form of Employee Stock Option Agreement under the 2007 Omnibus Equity and Incentive Plan	8-K	001-35285	10.1	December 10, 2013

10.9+	Royalty Interest Acquisition Agreement by and between Aviragen Therapeutics, Inc., Biota Holdings Pty Ltd, Biota Scientific Management Pty. Ltd. and HealthCare Royalty Partners III, L.P. dated April 22, 2016	8-K	001-35285	10.1	April 26, 2016

10.10	Protective Rights Agreement between Aviragen Therapeutics, Inc. and HealthCare Royalty Partners III, L.P. dated April 22, 2016	8-K	001-35285	10.2	April 26, 2016

10.11#	Form of Employee Stock Option Agreement under the 2016 Equity Incentive Plan	10-Q	001-35285	10.1	May 8, 2017

10.12#	2016 Equity Incentive Plan (included as Appendix A to the proxy statement)	DEF 14A	001-35285	—	September 27, 2016

10.13#	Director Stock Option Agreement	S-4	333-222009	10.22	December 12, 2017

10.14	Form of Indemnification Agreement by and between Vaxart, Inc. and its Directors and Executive Officers	8-K	001-35285	10.3	February 20, 2018

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File Number	Exhibit	File Date
10.15#	Vaxart, Inc. Amended and Restated 2007 Equity Incentive Plan, Stock Option Agreement, form of Notice of Stock Option Grant, form of Additional Terms and Conditions to Option and Stock Option Exercise Agreement	S-4/A	333-222009	10.24	December 29, 2017

10.16#	Offer Letter, dated May 25, 2011, and Amendment to Offer Letter and Option Grant Agreement, dated October 1, 2011, by and between Vaxart, Inc. and Wouter W. Latour, M.D.	S-4/A	333-222009	10.25	December 29, 2017

10.17	Industrial Lease dated October 28, 2013, by and between Vaxart, Inc. and Oyster Point LLC	S-4/A	333-222009	10.26	December 29, 2017

10.18	Lease Agreement dated April 17, 2015, by and between Vaxart, Inc. and CRP Edgewater, LLC	S-4/A	333-222009	10.27	December 29, 2017

10.19	Loan and Security Agreement dated December 22, 2016, by and between Vaxart, Inc. and Oxford Finance LLC	S-4/A	333-222009	10.28	December 29, 2017

10.20	Second Amendment to the Loan Agreement, dated February 13, 2018, between Vaxart, Inc. and Oxford Finance LLC	8-K	001-35285	10.1	February 20, 2018

10.21#	Severance Benefit Plan and Form of Severance Benefit Plan Participation Notice	8-K	001-35285	10.1	June 6, 2018

10.22	Settlement Agreement by and among Vaxart, Inc., Digirad Corporation, East Hill Management Company, LLC, and Aviragen Therapeutics, Inc.	8-K	001-35285	10.1	February 9, 2018

10.23	Form of Sales Agreement dated December 19, 2018 by and between Vaxart, Inc. and B. Riley FBR, Inc.	S-3	333-228910	1.2	December 20, 2018

10.24	Amended and Restated Warrant issued to Oxford Finance LLC, dated February 13, 2018	8-K	001-35285	10.2	February 20, 2018

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File Number	Exhibit	File Date
10.25	Form of Securities Purchase Agreement dated as of March 19, 2019, by and among Vaxart, Inc. and the Purchasers named therein	8-K	001-35285	10.1	March 20, 2019

10.26	Form of Placement Agent Warrant	8-K	001-35285	10.3	March 20, 2019

10.27#	2019 Equity Incentive Plan	8-K	001-35285	10.1	April 24, 2019

10.28#	Form of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the 2019 Equity Incentive Plan	8-K	001-35285	10.2	April 24, 2019

10.29#	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement and Notice of Exercise under the 2019 Equity Incentive Plan	8-K	001-35285	10.3	April 24, 2019

10.30+*	Manufacturing Services Agreement dated July 17, 2019, by and between Vaxart, Inc. and Lonza Houston, Inc.

10.31	First Amendment to Lease Agreement, dated September 17, 2019, by and between Vaxart, Inc. and HCP, Inc.	8-K	001-35285	10.1	September 19, 2019

16.1	Letter dated February 16, 2018 from Ernst & Young LLP to the Securities and Exchange Commission	8-K	001-35285	16.1	February 20, 2018

21.1	List of Subsidiaries	10-K	001-35285	21.1	February 6, 2019

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Cooley LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney (see the signature page to the initial filing of this registration statement on Form S-1)	S-1	333-233717	—	September 11, 2019

*
To be filed by amendment.

#
Management contract or compensation plan or arrangement.

+
Portions of this exhibit (indicated by asterisks) have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted information would likely cause competitive harm to the Registrant if publicly disclosed.
(b)
Financial Statement Schedules.

        Financial statement schedules have been omitted, as the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto appearing in the prospectus made part of this registration statement.

ITEM 17.    UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

  (5)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (6)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of South San Francisco, State of California, on September 20, 2019.

VAXART, INC.
By:	/s/ WOUTER W. LATOUR, M.D. Wouter W. Latour, M.D. President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/ WOUTER W. LATOUR, M.D. Wouter W. Latour, M.D.		President, Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)	September 20, 2019
/s/ MARGARET A. ECHERD Margaret A. Echerd		Vice President, Corporate Controller (Principal Accounting Officer)	September 20, 2019
* Richard J. Markham		Chairman of the Board	September 20, 2019
* Michael J. Finney, Ph.D.		Director	September 20, 2019
* Anne M. VanLent		Director	September 20, 2019
* Geoffrey F. Cox, Ph.D.		Director	September 20, 2019
* John P. Richard		Director	September 20, 2019
*By:	/s/ WOUTER W. LATOUR, M.D. Wouter W. Latour, M.D. Attorney-in-Fact